Exhibit 99.1

2011/2012 LEASING STATUS :: wholly-owned properties - summary

AMERICAN CAMPUS COMMUNITIES

Leases	Current Year Leases[1]	Current Year % of Rentable Beds	Prior Year Leases[1]	Prior Year % of Rentable Beds	Rentable Beds[2]	Design Beds	Final Fall 2010 Occupancy[3]	Initial Rate Increase	Projected Rate Increase[4]
Same Store Wholly-owned Properties	50,351	98.4%	50,261	98.2%	51,163	51,620	98.3%	2.7%	3.0%
New Wholly-owned Properties[5]	5,451	98.7%	2,097	95.5% [6]	5,524	5,556	95.4% [6]	2.6%	3.3%
Wholly-owned Properties-Total	**55,802**	**98.4%**	**52,358**	**98.1%** [6]	**56,687**	**57,176**	**98.2%** [6]	2.7%	**3.0%**

1. As of September 14, 2011 for current year and September 14, 2010 for prior year.
2. Rentable beds exclude beds needed for on-site staff.
3. As of September 30, 2010.
4. Projected rate increase is based on leases executed as of August 31, 2011.
5. Includes the following properties: Campus Trails, a property that incurred business interruption due to significant property damage resulting from a fire in April 2010 and 2nd Avenue Centre, which was purchased in December 2010. Also includes three properties purchased in November 2010 from a joint venture with Fidelity in which we previously held a 10% interest, as well as four owned development properties that opened for occupancy in Fall 2011.
6. Properties not owned or under ACC management during the prior year are excluded for purposes of calculating the prior year percentage of rentable beds and final Fall 2010 occupancy.

AMERICAN CAMPUS COMMUNITIES ::